Exhibit 99.1

ANNUITY AND LIFE RE (HOLDINGS), LTD.

Cumberland House, 1 Victoria Street
Hamilton HM 11, P.O. Box HM 98
Hamilton HM AX, Bermuda

FOR IMMEDIATE RELEASE

CONTACT:	John F. Burke
Annuity and Life Re (Holdings), Ltd.
441-296-7667

ANNUITY & LIFE RE ANNOUNCES EXPECTATION FOR A SIGNIFICANT LOSS IN THE FOURTH QUARTER OF 2002, NON PAYMENT OF DIVIDEND ON ITS COMMON SHARES IN THE FIRST QUARTER OF 2003, AND THE TERMINATION OF ITS FIXED ANNUITY REINSURANCE CONTRACT WITH THE OHIO NATIONAL LIFE INSURANCE COMPANY

Hamilton, Bermuda, February 24, 2003, 5:30 p.m. ET – Annuity and Life Re (Holdings), Ltd. (NYSE: ANR) today announced that it expects to report significant losses for the quarter and year ended December 31, 2002. The projected loss for the fourth quarter is in addition to the charge associated with the novations of several large contracts at December 31, 2002, which was previously disclosed in the Company’s Form 8-K filing on January 16, 2003. The projected loss is driven by continuing adverse mortality and an increase in reserves associated with the Company’s life reinsurance business in response to the receipt of a large number of open claim submissions that did not fit historical or expected patterns. Also contributing to the fourth quarter loss are continuing losses on the Company’s largest guaranteed minimum death benefit contract and a significant increase to related reserves, unrealized losses from embedded derivatives, and a high level of expenses related to the Company’s efforts to raise capital, effect treaty recaptures and other associated activities.

During the fourth quarter of 2002, the Company was not able to secure or replace the remaining $15 million letter of credit issued in its favor in connection with a stop loss reinsurance facility provided by The Manufacturers Life Insurance Company. In addition, although the Company made significant progress in satisfying the collateral requirements under its various reinsurance treaties, it has not yet satisfied all such requirements as of December 31, 2002. In particular, as disclosed in the Company’s Form 8-K filing on January 16, 2003, the Company has not satisfied the additional collateral requirements under its largest guaranteed minimum death benefit treaty, which the cedent currently estimates to be approximately $59 million. The Company is also in discussion with another ceding company that has recently asserted that the Company must satisfy substantial collateral requirements in excess of the amounts already posted by the Company. A significant portion of the amount of additional collateral requested by this cedent is based on its adoption of a new Actuarial Guideline that was not contemplated at the time the contract was written. The Company has requested information from this cedent as to the basis for its assertion that the Company must post the additional collateral.

The Company also announced that it had ceased writing new business and had notified its existing customers that it will not be accepting any new business under its existing treaties on their current terms. The Company also announced that it will not declare or pay a dividend on its common shares during the first quarter of 2003.

The Company also reported that it had reached an agreement with The Ohio National Life Insurance Company to terminate its fixed annuity reinsurance contract with the Company effective January 31, 2003. In connection with such termination, Ohio National paid a fee to the Company as consideration for a portion of the Company’s deferred acquisition costs associated with the contract. Neither party has any remaining obligations under the contract. The contract represented approximately $376 million of funds withheld assets on the Company’s balance sheet as of December 31, 2002 and the majority of the Company’s unrealized FAS 133 losses from embedded derivatives during 2002.

The Company also reported that its annuity reinsurance contract with Transamerica performed within the Company’s expectations during the fourth quarter of 2002 and that it had raised its reinsurance premium rates substantially on all of its non guaranteed premium yearly renewable term life contracts. The Company is also continuing its efforts to raise capital and to negotiate the recapture, retrocession, novation or sale of certain of its reinsurance contracts.

Annuity and Life Re (Holdings), Ltd. provides annuity and life reinsurance to insurers through its wholly owned subsidiaries, Annuity and Life Reassurance, Ltd. and Annuity and Life Reassurance America, Inc.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. All statements which address operating performance, events, or developments that the Company expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. The Company cautions that actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, a decline in the Company’s financial ratings; the Company’s ability to raise sufficient capital to meet the collateral requirements associated with its current business and to fund the Company’s continuing operations or the Company’s ability to reduce or otherwise satisfy its collateral obligations through novations, recaptures or otherwise; the Company’s ability to attract and retain clients; the Company’s ability to underwrite business; changes in market conditions, including changes in interest rate levels; the ability of the Company’s cedents to manage successfully assets they hold on the Company’s behalf; unanticipated withdrawal or surrender activity; changes in mortality, morbidity and claims experience; the Company’s success in managing its investments; the competitive environment; the impact of recent and possible future terrorist attacks and the U.S. government’s response thereto; the loss of a key executive; regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the Company’s products); and a prolonged economic downturn. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.